Exhibit 10.10

Chart of Compensation Paid to Non-Employee Directors

Cash Compensation for Directors
Annual Retainer	$45,000
For Each Board or Committee Meeting Attended in Person or by Telephone	$2,500
For Service as Chairman of the Audit Committee	$20,000
For Service as Chairman of the Compensation Committee	$20,000
For Service as Chairman of the Nominating and Corporate Governance Committee	$10,000
For Service as an Audit Committee Member	$5,000
Per Day for Special Assignments	$5,000

Equity Compensation for Directors
Annual Stock Option Grant upon Re-election to the Board	10,000 shares	*
Annual Restricted Stock Unit Award upon Re-election to the Board	5,000 units	*
Stock Option Grant upon Initial Appointment or Election to the Board or Upon Ten Years of Continuous Service on the Board	20,000 shares	**
Restricted Stock Unit Award upon Initial Appointment or Election to the Board or Upon Ten Years of Continuous Service on the Board	10,000 units	**

*The annual stock option grants and annual restricted stock unit awards will vest ratably every three months over the one-year period from the date of grant.

**The stock option grants and restricted stock unit awards granted in connection with a director’s initial election to the board or his or her tenth year of continuous service on the board (which are granted in lieu of the annual grant to the person in that year) will vest ratably every three months over the two-year period from the date of grant.

In addition to the compensation listed in the table above, non-employee directors are reimbursed for expenses incurred in attending board, committee and stockholder meetings.